Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

IPORUSSIA, INC.

AND

Bonds.com Holdings Acquisition, Inc.

AND

BONDS.COM HOLDINGS, INC.

December 21, 2007

i

ii

iii

EXHIBITS

A - Form of Certificate of Merger

B-1 - Form of Lock-up Agreement with John J. Barry III

B-2 - Form of Lock-up Agreement with John J. Barry IV

C - Form of After Market Services, LLC Services Agreement

D - Form of Registration Rights Agreement

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of December 21, 2007, by and among IPORUSSIA, Inc., a Delaware corporation (“Parent”), Bonds.com Holdings Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Bonds.com Holdings, Inc., a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. The stockholders of Company and of Merger Sub duly authorized and approved the consummation of the Merger.

C. Pursuant to the Merger, among other things, the outstanding shares of Company common stock, $0.0001 par value (“Company Common Stock”), shall be converted into shares of Parent common stock, $0.0001 par value (“Parent Common Stock”), at the rate set forth herein.

D. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit A and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Subject to the conditions contained herein, the closing of the transactions contemplated hereby (the “Closing”) commenced at 9:00 A.M., local time, on the date hereof, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036. The date of the Closing is sometimes herein referred to as the “Closing Date” and the Closing shall be effective as of the Effective Time (defined below). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the “Effective Time”).

1.3 Actions at Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

(a) Company delivered to Parent and Merger Sub the following, each in a form and substance satisfactory to Parent:

(i) this Agreement executed by an authorized officer on behalf of Company;

(ii) audited and interim reviewed financial statements of the Company as are required for inclusion in the Parent’s Form 8-K as a result of the Merger, with the required audit report signed by the Company’s auditors and such auditor’s consent for inclusion in the Company’s Form 8-K and its inclusion and incorporation by reference in other Parent filings under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii) the consent in writing of the holders of at least ninety-five percent (95%) of the outstanding shares of Company Common Stock, excluding the investors in the 2007 Private Placement (as such term is defined in Section 2.2 hereafter), in favor of the Merger or consented thereto in writing;

(iv) Lock-up Agreements between Parent and each of John J. Barry III and John J. Barry IV, who collectively represent stockholders of Parent after the Effective Date holding, in the aggregate, at least fifty percent (50%) of the issued and outstanding Common Stock of Parent, substantially in the forms attached hereto as Exhibit B-1 and Exhibit B-2 (collectively, the “Lock-up Agreements”);

(v) the Services Agreement, substantially in the form attached hereto as Exhibit C, by and among Parent and After Market Support, LLC;

(vi) a certificate from the Secretary of Company: (A) certifying the Certificate of Incorporation of Company; (B) certifying the Bylaws of Company; (C) certifying the resolutions of the Board of Directors and the stockholders of Company authorizing the Merger and the transactions contemplated under this Agreement; and (D) attesting to the incumbency of the officers and directors of Company; and

(vii) such other documents or instruments as Parent and Merger Sub may reasonably request to effect the transactions contemplated hereby.

(b) Parent and Merger Sub delivered to Company the following, each in a form and substance satisfactory to Company:

(i) evidence satisfactory to Company of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Parent set forth on Schedule 1.3 of the Parent Disclosure Schedule;

(ii) this Agreement executed by authorized officers on behalf of each of Parent and Merger Sub;

(iii) the Registration Rights Agreement with KI Equity Partners VI, LLC, Kevin R. Keating and Garisch Financial, Inc., in the form annexed hereto as Exhibit D;

(iv) a certificate from the Secretary of Parent: (A) certifying the Certificate of Incorporation of Parent; (B) certifying the Bylaws of Parent; (C) certifying the resolutions of the Board of Directors of Parent authorizing the Merger and the transactions contemplated under this Agreement; and (D) attesting to the incumbency of the officers and directors of Parent;

(v) a certificate from the Secretary of Merger Sub: (A) certifying the Certificate of Incorporation of Merger Sub; (B) certifying the Bylaws of Merger Sub; (C) certifying the resolutions of the Board of Directors and the sole stockholder of Merger Sub authorizing the Merger and the transactions contemplated under this Agreement; and (D) attesting to the incumbency of the officers and directors of Merger Sub; and

(vi) such other documents or instruments as Company may reasonably request to effect the transactions contemplated hereby.

(c) the Parent Common Stock shall be quoted on the OTC Bulletin Board (“OTCBB”) and there shall be no action or proceeding pending or threatened against Parent by the FINRA to prohibit or terminate the quotation of Parent Common Stock on the OTCBB.

(d) Parent shall be in compliance with the reporting requirements under the Exchange Act, and shall have timely filed all Exchange Act reports since March 8, 2007.

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.5(b)) will be canceled and extinguished and be converted automatically into the right to receive 6.2676504 shares of Parent Common Stock (the “Exchange Ratio”).

(b) Cancellation of Company Common Stock Owned by Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by any direct or indirect wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Options and Warrants to Purchase Company Common Stock. At the Effective Time, all options to purchase Company Common Stock then outstanding, and all warrants to purchase Company Common Stock shall be converted into the right to receive options and warrants to purchase Parent Common Stock in accordance with Section 4.3.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.0001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.6 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock then outstanding in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7 [Intentionally Omitted.]

1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.9 Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 1.5, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Parent Common Stock and the holders thereof shall be entitled only to such rights as are granted by Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law, provided, however, that (i) if any stockholder of Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) has failed to establish his entitlement to such rights as provided in Delaware Law, or (ii) if any such Dissenter has effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under Delaware Law the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock and as provided in Section 1.5. Company shall give Parent prompt notice of any demands for payment received by Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settlement or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of Company Common Stock held by stockholders of Company who are entitled to appraisal rights under Delaware Law, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with Delaware Law.

1.10 Exchange of Certificates; Legends. At the Closing or within a reasonable period of time thereafter: (i) the holders of shares of Company Common Stock will provide to Parent: (1) completed and executed letters of transmittal in customary form for use in effecting the surrender of all shares of Company Common stock in exchange for shares of Parent Common Stock; and (2) all stock certificates evidencing shares of Company Common Stock; and (ii) Parent will provide to each holder of Company Common Stock, promptly after the holders of such shares have provided the items in clauses (i)(1) and (2) above, a certificate representing that number of shares of Parent Common Stock issuable to such stockholders (as determined in accordance with Section 1.5). No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. In lieu of issuing any fractional shares of Parent Common Stock, shares will be rounded up to the nearest whole number. All stock certificates for Company Common Stock shall be canceled promptly after such delivery. Until surrendered as contemplated by this Section 1.10, each such stock certificate (other than any stock certificate representing Dissenting Shares), shall be deemed, from and after the Effective Time, to represent only the right to receive the number of shares of Parent Common Stock issuable in exchange therefor, in accordance with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, individually or taken as a whole.

In this Agreement, any reference to the Company’s “knowledge” means the Company’s actual knowledge after reasonable inquiry of the Company’s directors and executive officers (within the meaning of Rule 405 under the Securities Act).

Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (the “Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Company is the direct or indirect owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

2.2 Capital Structure. The authorized capital stock of Company consists of 15,000,000 shares of common stock, $0.0001 par value, and no shares of preferred stock, of which there were issued and outstanding immediately prior to the Effective Time, 9,180,902 shares of common stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than upon the exercise of options outstanding as of such date, and warrants issued in conjunction with the offering of units of the Company, completed on November 2, 2007 (the “2007 Private Placement”). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. Immediately prior to the Closing, Company had reserved (i) 301,613 shares of its common stock for issuance to employees, consultants and directors pursuant to stock option agreements, of which no shares have been issued pursuant to option exercises and 301,613 shares are subject to outstanding, unexercised options, and (ii) 788,531 shares of common stock for issuance pursuant to outstanding warrants to purchase common stock. Except for (i) the rights created pursuant to this Agreement, (ii) the Company’s rights to repurchase any unvested shares under the stock option agreements, and (iii) the warrants and convertible securities listed on Schedule 2.2 of the Company Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock (i) between or among Company and any of its stockholders and (ii) to the best of Company’s knowledge, between or among any of Company’s stockholders. The terms of the Company’s stock option agreements permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or stockholders. True and complete copies of all such stock option agreements have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent.

2.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or (ii) to the Company’s knowledge, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions or (iii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Company. Except as disclosed in Schedule 2.3 of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings, if any, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.4 Financial Statements. Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of Company for the fiscal years ended December 31, 2005 and December 31, 2006 and for the nine month period ended September 30, 2007 (collectively, the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

2.5 Absence of Certain Changes. Except as disclosed in Schedule 2.5 of the Company Disclosure Schedule, since September 30, 2007 (the “Company Balance Sheet Date”), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices. Company has not agreed since September 30, 2007 to take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.6 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 2.6 of the Company Disclosure Schedule, Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Audited Financial Statements for the fiscal quarter ended September 30, 2007 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

2.7 Litigation. Except as disclosed in Schedule 2.7 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company. Schedule 2.7 of the Company Disclosure Schedule lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Company or any of its subsidiaries.

2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

2.9 Governmental Authorization. Except as disclosed in Schedule 2.9 of the Company Disclosure Schedule, Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect could not reasonably be expected to have a Material Adverse Effect on Company.

2.10 Title to Property. Company and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company or any of its subsidiaries. No lease relating to a foreign parcel contains any extraordinary payment obligation.

2.11 Intellectual Property.

(a) Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, maskworks, schematics, trade secrets, computer software programs (in both source code, except in circumstances where Company or its subsidiary only possesses a license to the object code form, and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used in the business of Company and its subsidiaries (“Company Intellectual Property”). Company owns and possesses source code for all software owned by Company and owns or has valid licenses for all products owned, distributed and presently supported by Company.  Company has not (i) licensed any Company Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Company Intellectual Property. Except as disclosed in Schedule 2.11(a) of the Company Disclosure Schedule, no royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 2.11(b) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (except for non-material licenses entered into by Company in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.

(c) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed by or through Company or any of its subsidiaries, to any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any entity against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements, and distribution and other customer agreements.

(d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e) To Company’s knowledge, all patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To Company’s knowledge, the manufacture, use, marketing, licensing or sale of Company’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

(g) Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or, to the Company’s knowledge, is otherwise lawful.

(h) There are no actions that must be taken by Company or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

(i) Company and its subsidiaries have not received any opinion of counsel, written or oral, addressing: (i) the unauthorized use, disclosure, infringement, or misappropriation of any Company Intellectual Property; (ii) the validity or enforceability of any Company Intellectual Property; or (iii) the unauthorized use, disclosure, infringement, or misappropriation of any third party intellectual property by Company or any of its subsidiaries.

2.12 Environmental Matters.

(a) Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by Company (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of Company; (iii) the properties formerly owned by Company were not contaminated with Hazardous Substances during the period of ownership or operation by Company or, to Company’s knowledge, during any prior period; (iv) Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Company has not been associated with any release of any Hazardous Substance; (vi) Company has not received any notice, demand, letter, claim or request for information alleging that Company may be in violation of or liable under any Environmental Law; and (vii) Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject to regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.13 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” means any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

(b) Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes required to be paid, whether or not shown on any Tax Return. All unpaid Taxes of Company and its subsidiaries for periods through September 30, 2007, are reflected in the Company Balance Sheet. Company has no liability for unpaid Taxes accruing after September 30, 2007, other than Taxes arising in the ordinary course of its business.

(c) There is (i) no claim for Taxes that is a lien against the property of Company or any of its subsidiaries being asserted against Company or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company or any of its subsidiaries that is being conducted by a Tax authority that is currently pending or threatened, and Company has not been notified of any proposed Tax claims or assessments against Company; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company or any of its subsidiaries is a party obligates the Company to make a payment of any amount that would not be deductible by reason of Section 280G, 162 or 404 of the Code. Neither Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(d) There are no Tax sharing or Tax allocation agreements to which Company or any of its subsidiaries is a party or to which it or any of them is bound. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities.

(e) Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Company and each of its subsidiaries has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(g) Neither Company nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

2.14 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Company, or any trade or business (whether or not incorporated) which is under common control with Company, with respect to which the Company has liability (collectively, the “Company Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Plans, and all liabilities with respect to the Company Plans have been properly reflected in the financial statements and records of Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or, to the knowledge of Company, is threatened, against or with respect to any Company Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by any governmental agency with respect to any Company Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the plans have been timely made or accrued. Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new plan. Each Company Plan can be amended, terminated or otherwise discounted after the Closing in accordance with its terms, without liability to Parent or Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.15 Labor Matters. Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company nor does Company know of any activities or proceedings of any labor union to organize any such employees.

2.16 Interested Party Transactions. Except as disclosed in Schedule 2.16 of the Company Disclosure Schedule, neither Company nor any of its subsidiaries is indebted to any director or officer of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.17 Insurance. Schedule 2.17 of the Company Disclosure Schedule list all policies of insurance and bonds held by the Company and each of its subsidiaries, in connection with their respective businesses. Such policies of insurance and bonds are of the type customarily carried by persons conducting businesses or owning assets similar to those of Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.18 Compliance With Laws. Each of Company and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Company.

2.19 Minute Books. The minute books of Company and its subsidiaries made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company and the respective subsidiaries during the past three years (or since inception, if the Company has been in existence for less than three years) and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.20 Brokers’ and Finders’ Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby except as disclosed on Schedule 2.20 of the Company Disclosure Schedule.

2.21 Vote Required. The affirmative vote of the Company’s stockholders holding a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.22 Board and Stockholder Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and consummation of the Merger. The stockholders of the Company holding at least a majority of the issued and outstanding stock of the Company have approved this Agreement and the consummation of the Merger.

2.23 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In this Agreement, any reference to the Parent’s, its subsidiaries’, and/or Merger Sub’s knowledge means such party’s actual knowledge after reasonable inquiry of such party’s executive officers and directors (within the meaning of Rule 405 under the Securities Act.)

Except as disclosed in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to Company as follows:

3.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the laws of its jurisdiction of organization. Each of Parent and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation (the “Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub, or otherwise obligating Parent or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in Schedule 3.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 3.1 of the Parent Disclosure Schedule lists, and Parent has delivered to Company copies of, the charters of each committee of Parent’s Board of Directors and any code of conduct or similar policy adopted by Parent.

3.2 Capital Structure. The authorized capital stock of Parent immediately prior to the Effective Time, consists of 150,000,000 shares of common stock, $0.0001, par value, and 1,000,000 shares of preferred stock, $0.0001 par value, of which there were issued and outstanding as of the close of business on such date, 3,388,175 shares of common stock (subject to possible adjustments, of an immaterial nature, as a result of round lot adjustments to be made in connection with Parent’s recently completed reverse split of its shares of common stock) and no shares of preferred stock. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, shall be validly issued and outstanding, and nonassessable. There are no outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. Except for (i) the rights created pursuant to this Agreement, and (ii) warrants and convertible securities listed on Schedule 3.2 of the Parent Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders.

3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, with respect to Parent only, the Lock-up Agreements and the Registration Rights Agreement (collectively, the “Transaction Documents”), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the other Transaction Documents have been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with each of their terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) to the knowledge of Parent and Merger Sub, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) could not have had and could not reasonably be expected to have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub, as applicable, or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing of a Form 8-K with the SEC within four (4) business days after the Closing Date; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) any filings required with the OTC BB with respect to the shares of Parent Common Stock issuable upon conversion of the Parent Common Stock in exchange of the Company Common Stock in the Merger and upon exercise of the options and warrants to purchase Parent Common Stock issued by Parent upon the exchange of the outstanding options and warrants to purchase Company Common Stock; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

3.4 SEC Documents; Financial Statements. Parent has made available to Company, or such is available on the SEC’s EDGAR database, a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since March 8, 2007, and, prior to the Effective Time, Parent will have furnished or made available to Company, whether on the SEC’s EDGAR database or otherwise, true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since March 8, 2007 and is current in its reporting requirements under the Exchange Act, as of the date hereof. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.5 Sarbanes-Oxley Act of 2002. There has been no change in Parent accounting policies since September 30, 2007 except as described in the notes to the Parent Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since September 30, 2007, neither Parent nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements and periodic reports. To the knowledge of Parent, no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent. To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

3.6 Absence of Certain Changes.  Since September 30, 2007 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since September 30, 2007 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, and (iv) those incurred in connection with this Agreement.

3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent. Schedule 3.8 of the Parent Disclosure Schedule lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Parent or any of its subsidiaries.

3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.

3.10 Environmental Matters. Except as disclosed in Schedule 3.10 of the Parent Disclosure Agreement and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) the properties currently operated by Parent (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of Parent; (iii) the properties formerly owned by the Parent were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or, to Parent’s knowledge, during any prior period; (iv) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Parent has not been associated with any release of any Hazardous Substance; (vi) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (vii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.11 Title to Property. Parent has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Parent Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current Taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub. The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.11 of the Parent Disclosure Schedule identifies each parcel of real property owned or leased by Parent or any of its subsidiaries. No lease relating to a foreign parcel contains any extraordinary payment obligation.

3.12 Releases by Former Principals; Indemnification. In connection with the acquisition by KI Equity Partners VI, LLC (“KI Equity”) of a controlling interest in Parent in March 2007 (the KI Equity Acquisition”), Vladimir Kuznetsov, Mark Suroff and Richard Bernstein, the principals of Parent immediately prior to the KI Equity Acquisition, (i) each released IPOR from all claims, demands, and causes of action of every kind and nature other than with respect to obligations related to the KI Equity Acquisition and (ii) jointly and severally, indemnified and held Parent harmless, until March 8, 2009, from and against any and all liabilities, obligations, losses, damages, claims, actions, liens and deficiencies arising prior to the closing of the KI Equity Acquisition, including any breach with respect to their obligations under the agreements entered into in connection with the KI Equity Acquisition, up to a maximum of $625,000. To the best of Parent’s knowledge, these releases and the indemnification are enforceable against such former principals of IPOR in accordance with each of their terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

3.13 Taxes.

(a) Parent and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes required to be paid, whether or not shown on any Tax Return. All unpaid Taxes of Parent for periods through September 30, 2007, are reflected in the Parent Balance Sheet. Parent has no liability for unpaid Taxes accruing after September 30, 2007, other than Taxes arising in the ordinary course of its business subsequent to September 30, 2007.

(b) There is (i) no claim for Taxes that is a lien against the property of Parent or is being asserted against Parent other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent that is being conducted by a Tax authority that is currently pending or threatened, and Parent has not been notified of any proposed Tax claims or assessments against Parent; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent and that is currently in effect; and (iv) no agreement, contract or arrangement to which Parent is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Parent has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) There are no Tax sharing or Tax allocation agreements to which Parent is a party or to which it is bound. Parent has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Parent has never been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation. Parent has in its possession receipts for any Taxes paid to foreign Tax authorities.

(d) Parent has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Parent has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(f) Parent subsidiaries has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

3.14 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which the Parent has liability (collectively, the “Parent Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Parent Plans have been properly reflected in the financial statements and records of Parent. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or, to the knowledge of Parent, is threatened, against or with respect to any Parent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by any governmental agency with respect to any Parent Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the plans have been timely made or accrued. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new plan. Each Parent Plan can be amended, terminated or otherwise discounted after the Closing in accordance with its terms, without liability to Parent (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 3.14 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent under any Parent Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.15 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

3.16 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.17 Insurance. Schedule 3.17 of the Parent Disclosure Schedule list all policies of insurance and bonds held by Parent, in connection with its business. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18 Compliance With Laws. Parent has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

3.19 Broker’s and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.20 Minute Books. The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.21 Vote Required. The approval of Parent’s and Merger Sub’s Board of Directors and the affirmative vote of Parent as sole stockholder of Merger Sub are the only approvals or votes necessary to approve this Agreement and the transactions contemplated hereby.

3.22 Board and Stockholder Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, and (ii) approved the issuance of the shares of Parent Common Stock and options and warrants to purchase Parent Common Stock pursuant to Article I. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and the sole stockholder of Merger Sub also has approved this Agreement and the Merger.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the OTC BB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or Financial Industry Regulatory Authority, Inc. (“FINRA”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.24 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, or FINRA, as applicable, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

4.2 Blue Sky Laws. Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock and other securities of Parent in connection with the Merger. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and other securities of Parent in connection with the Merger.

4.3 Issuance of New Options and New Warrants. Company represents and warrants to Parent that Schedule 4.3 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of (i) outstanding options, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option, and (ii) outstanding warrants to purchase shares of Company Common Stock, including the number of shares of Company Common Stock subject to each such warrant, the exercise price and the term of each such warrant. As soon as is practicable after the Effective Time, but in no event later than 30 days after the Effective Time, Parent shall issue to each holder of an outstanding option to purchase shares of Company Common Stock, as listed on Schedule 4.3 of the Company Disclosure Schedule (the “Company Options”), and each outstanding warrant to purchase shares of Company Common Stock, as listed on Schedule 4.3 of the Company Disclosure Schedule (the “Company Warrants”), whether vested or unvested, options to purchase shares of Parent Common Stock (“Parent Options”) and warrants to purchase Parent Common Stock (“Parent Warrants”) as set forth below. Each of the Parent Options and Parent Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable Company Option agreements and the applicable Company Warrant agreements which are outstanding immediately prior to the Effective Time, except that (i) each of the Parent Options and Parent Warrants will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock and Company Preferred that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Options and Parent Warrants will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which each such option or warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Parent Options and Parent Warrants remain outstanding, a sufficient number of shares of Parent Common Stock for delivery upon the exercise of such Parent Options and Parent Warrants.

4.4 Form 8-K. At least five business days prior to Closing, Parent shall provide to Company a draft Form 8-K, in nearly final form, except for any information to be included therein that is not then determinable, announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to Company. Prior to Closing, Parent and Company will prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Upon Closing, and in no event more than four business days after the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

4.5 Indemnification.

(a) After the Effective Time, Parent will fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s Certificate of Incorporation and Bylaws or any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an “Indemnified Party”) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 4.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law.

(b) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period lasting until the expiration of five years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 4.5, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

(c) The provisions of this Section 4.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

4.6 Tax Treatment. Parent, Merger Sub, Company and Company shareholders (collectively, the “Parties”) intend that (i) the Merger qualify as a reorganization within the meaning of Section 368 of the Code and (ii) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). In addition, the Parties intend that the Merger qualifies as a tax-free exchange of property for Parent Common Stock under Section 351 of the Code. None of the Parties nor their affiliates has taken any action, nor will they take any action, that could reasonably prevent or impede the tax treatment discussed in the two preceding sentences. The Parent, Merger Sub and Company agree to report the Merger on their Tax Returns as both: (A) a reorganization under Section 368 of the Code and (B) a tax-free exchange of property for Parent Common Stock under Section 351 of the Code for U.S. federal, state and local income tax purposes. In addition, the Company shareholders agree to report and treat the Merger on their Tax Returns as either or both (x) a reorganization under Section 368 of the Code or (y) a tax-free exchange of property for Parent Common Stock under Section 351 of the Code for U.S. federal, state and local income tax purposes.

4.7 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.8 Appointment of Designee to Serve on Board. For a period of one year after the Closing of the Merger, KI Equity shall have the right to appoint one designee to the Board of Directors of Parent.

4.9 Name Change. Promptly after the Closing, Parent shall merge with Bonds.com Group, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent, with Parent being the surviving corporation, and Parent shall change its name to Bonds.com Group, Inc. as a result of such merger.

4.10 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, provided that any of Parent’s expenses that have not been paid prior to the Closing shall be paid from the bank account at Steele Street Bank & Trust set up by Kevin Keating for that purpose, as well as for the payment of any outstanding obligations of Parent.

4.11 Satisfaction of Indebtedness, Liabilities and Obligations. Notwithstanding any other provision of this Agreement including, without limitation, Parent’s and Merger Sub’s representations and warranties set forth in Article III hereof, Parent shall have either (i) satisfied and paid all of its outstanding liabilities and obligations, and repaid all of its outstanding indebtedness, on or before the Closing Date or (ii) have reserved sufficient funds in the separate bank account described in Section 4.10 hereof, to pay any outstanding liabilities, obligations and/or indebtedness within five (5) business days after the Closing.

4.12 Resignation of Officer; Appointment of New Directors and Officers. Parent shall have obtained and delivered to Company the resignation of Kevin R. Keating, Parent’s sole officer, from all positions as officer of Parent, and shall have taken all necessary action for the appointment of the persons listed on Schedule 4.12 to the positions set forth opposite their names, all effective at and as of the Closing; provided, however, that if the Closing shall occur less than ten (10) days after the later of the date of (i) the filing of a Schedule 14F-1 Information Statement with the SEC, notifying stockholders of a change in the majority of Parent’s Board of Directors (the “Schedule 14F-1”) or (ii) the mailing of the Schedule 14F-1 to Parent’s stockholders, then at and as of the Closing only John J. Barry IV shall be appointed as a new director of Parent and the other persons listed on Schedule 4.12 to serve as directors shall not be appointed to serve on the Board until the expiration of the applicable ten-day period.

ARTICLE V
GENERAL PROVISIONS

5.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Article IV, and this Article V shall survive the Effective Time.

5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

IPORUSSIA, Inc.
936A Beachland Blvd., Suite 13
Vero Beach, Florida 32963
Attention: Kevin R. Keating
Facsimile No.: (772) 231-5947
Telephone No.: (772) 231-7544

with a copy (which shall not constitute notice to Parent) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Christopher S. Auguste, Esq.
Facsimile No.: (212) 715-8000
Telephone No.: (212) 715-9100

(b)	if to Company, to:

Bonds.com Holdings, Inc.
1515 South Federal Highway, Suite 212A
Boca Raton, Florida 33432
Attention: John J. Barry IV
Facsimile No.: (941) 907-8863
Telephone No.: (941) 373-1860

with a copy (which shall not constitute notice to Company) to:

Feldman Weinstein & Smith LLP
420 Lexington Avenue, Suite 2620
New York, NY 10170-0002
Attention: David N. Feldman, Esq.
Facsimile No.: (212) 997-4242
Telephone No.: (212) 931-8700

5.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December ___, 2007. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.4 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.5(a)-(c), 1.6, 1.7, 1.9, 1.10, 4.3, 4.5, 4.8 and 4.12; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force of effect.

5.6 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

5.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

IPORUSSIA, INC.

By:	/s/ Kevin R. Keating
Name: Kevin R. Keating
Title: President

Bonds.com Holdings Acquisition, Inc.

By:	/s/ Kevin R. Keating
Name: Kevin R. Keating
Title: President

BONDS.COM HOLDINGS, INC.

By:	/s/ John J. Barry IV
Name: John J. Barry IV
Title: CEO & President

EXHIBIT A

FORM OF

CERTIFICATE OF MERGER

of

Bonds.com Holdings Acquisition, Inc.

(a Delaware corporation)

with and into

BONDS.COM HOLDINGS, INC.

(a Delaware corporation)

Under Section 251(c) of the General

Corporation Law of the State of Delaware

The undersigned corporation, Bonds.com Holdings, Inc., hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations is: Bonds.com Holdings Acquisition, Inc., a Delaware corporation (the “Disappearing Corporation”), and Bonds.com Holdings, Inc., a Delaware corporation (the “Surviving Corporation”).

SECOND: An agreement of merger has been approved, adopted, certified, executed and acknowledged by the Disappearing Corporation and by the Surviving Corporation in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the Surviving Corporation is Bonds.com Holdings, Inc.

FOURTH: The Certificate of Incorporation of the Surviving Corporation as amended through the date hereof, shall be its Certificate of Incorporation.

FIFTH: The executed agreement of merger is on file at the principal place of business of the Surviving Corporation at:

Bonds.com Holdings, Inc.
1514 S. Federal Highway, Suite 212
Boca Raton, FL 33432

SIXTH: A copy of the agreement of merger will be furnished by the Surviving Corporation on request, and without cost, to any stockholder of the Disappearing Corporation or the Surviving Corporation.

SEVENTH: This Certificate of Merger will be effective upon filing.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by its authorized officer as of the date set forth below.

DATED: December 21, 2007

By:	/s/ John Barry IV
John Barry IV, Chief Executive Officer

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

Please refer to Exhibits 10.5 and 10.6.

EXHIBIT C

FORM OF AFTER MARKET SERVICES, LLC SERVICES AGREEMENT

Please refer to Exhibit 10.21.

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

Please refer to Exhibit 10.4.

COMPANY DISCLOSURE SCHEDULES

Company Disclosure Schedule

The following Schedule is being provided pursuant to the requirements of Articles 2 and 4 of that certain Agreement and Plan of Merger and Reorganization by and among IPORUSSIA, Inc., a Delaware corporation (“Parent”), Bonds.com Holdings Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Bonds.com Holdings, Inc., a Delaware corporation (the “Company”), dated December 21, 2007 (the “Agreement”). The Sections identified below are those specifically requested under the provisions of Article 2 of the Agreement. To the extent that the Company has not provided a Schedule pertaining to any representation and warranty contained in Articles 2 and 4 of the Agreement, there are no applicable exceptions thereto, as of the date of the Agreement. Certain capitalized terms used in the following Schedule have the meanings as set forth in the Agreement.

Any item included on this Disclosure Schedule with respect to any subsection of the Agreement shall be deemed to relate to each other subsection of the Agreement to the extent such relationship is reasonably apparent. Nothing in this Disclosure Schedule is intended to expand or diminish (other than as an exception to a representation or warranty of the Company contained in the Agreement) or to create any covenant on the part of the Company. Inclusion of any item in this Disclosure Schedule (i) except to the extent expressly stated in this Disclosure Schedule, does not represent a determination by the Company that such item is “material,” nor shall it be deemed to establish a standard of materiality; (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business and (iii) shall not constitute, or be deemed to be, an admission to any party concerning any item set forth herein. To the extent that this Disclosure Schedule provides descriptions or summaries of documents or instruments, such descriptions or summaries are not necessarily complete but are meant to identify certain documents and instruments which may be reviewed by Company for their complete terms and contents.

Schedule 2.2

Company’s Warrants and Convertible Securities

The Company granted an option to purchase 263,719 shares of Company Common Stock at an exercise price equal to $3.15274 per share to William Bass pursuant to a Stock Option Agreement by and between the Company and Mr. Bass, dated February 1, 2007. The option vests in one/eighth increments on each six month anniversary of the date of the Option Agreement, for a total vesting period of four years. The Stock Option Agreement expires ten years from February 1, 2007.

On July 2, 2007, the Company granted an option to purchase 37,894 shares of Company Common Stock at an exercise price equal to $4.2817 per share to Brian Pittman pursuant to the Company’s 2006 Equity Plan. One-third of the option vests on July 2, 2008 and in one/thirty-sixth (1/36) increments on the last day of each month thereafter. The option expires on July 2, 2012.

Please refer to the Kestrel Matter listed on Schedule 2.7.

On each of October 19, 2007, October 26, 2007 and November 2, 2007, the Company issued warrants to purchase an aggregate of 657,111 shares of Company Common Stock at an exercise price of $4.14 per share to the following investors, in the following amounts:

Holder	Shares Underlying Warrants
A.I. International Corporate Holdings, Ltd.	7,553
Anna Maria Nekoranec	7,553
Anthony C. Del Vescovo	7,553
Arthur Kip Radigan	7,553
Carylyn Bell	7,553
Charles R. Frederickson	7,553
Christopher Charles Moody Irrevocable Trust	7,553
Delaware Charter Tax id #51-0099493 FBO Jerry W. Peterson IRA # 5475-3571	7,553
DI$, LLC	7,553
Ellen Schiff & Susan W. Eig	7,553
Erik V. Moody	7,553
Gabriella V. Moody Irrevocable Trust	7,553
Gary J. Graham & Julie A. Graham	7,553
H. Leigh Severance	7,553
Jeffrey A. Grossman	7,553
John E. Osborn	7,553
John Evans Freyer Jr.	7,553
John Micek	7,553
Joseph C. Glaub	7,553
Karen & Joseph Barletta	7,553
Lars B. Ahlstrom	7,553
Laurence Verbeck	7,553
Maurice & Jennifer Micek	7,553
PCU Partners, LLC	7,553
Richard L. Robinson	7,553
Robert J. Malone	7,553
Rock Associates	7,553
Shyun Kwong & Laura A. Micek Tenants in Common	7,553
Steven C. Olsen	7,553
Steven Henricks	7,553
Steven R. Purvis	7,553
Timothy J. Keating	7,553
Timothy J. Keating	7,553
Vigilant Investor Group, LLC	7,553
McGinnis Group International, LLC Profit Sharing Plan	9,366
McGinnis Group International, LLC Defined Benefit Plan	13,293
Celt, Inc.	15,106
Ellen Schiff & Susan W. Eig	15,106
Growth Ventures, Inc. Pension Plan & Trust	15,106
Jerome P. Lauffenburger Family Trust	15,106
Kerry A. Nici Gifting Trust	15,106
Leah Kaplan-Samuels and Leonard Samuels	15,106
Michael Katz	15,106
Ronald and Linda Nash	15,106
Wayne D. Eig	15,106
H. Leigh Severance	22,659
H.L. Severance, Inc. Profit Sharing Plan and Trust	22,659
Silcone Prairie Partners	22,659
Christopher D. Moody Revocable Trust (1)	30,212
Beachcomber Investments, LLC	37,765
Bond Trading Post, LLC	45,318
Neil V. Moody Revocable Trust (2)	60,424

(1) The Company issued two convertible notes each in the principal amount of $100,000 to the Chris D. Moody Revocable Trust, one of which was issued on September 26, 2007 and the second of which was issued on October 4, 2007 (together, the “Chris Moody Promissory Notes”). Each of the Chris Moody Promissory Notes accrued interest at the rate of 3.6%. Pursuant to the terms of the Chris Moody Promissory Notes, on October 19, 2007, the principal amounts thereunder were converted into 60,420 shares of Company Common Stock and a warrant to acquire 30,212 shares of Company Common Stock at an exercise price of $4.14 per share.

(2) The Company issued two convertible notes, each in the principal amount of $200,000, to the Neil V. Moody Revocable Trust, one of which was issued on September 26, 2007 and the second of which was issued on October 4, 2007 (together, the “Neil Moody Promissory Notes”). Each of the Neil Moody Promissory Notes accrued interest at the rate of 3.6%. Pursuant to the terms of the Neil Moody Promissory Notes, on October 19, 2007, the principal amounts thereunder were converted into 120,840 shares of Company Common Stock and a warrant to acquire 60,242 shares of Company Common Stock at an exercise price of $4.14 per share.

On November 2, 2007, the Company issued warrants to purchase an aggregate of 131,420 shares of Company Common Stock to Keating Securities, LLC (“Keating Securities”) pursuant to the terms of that certain Placement Agent Agreement by and between the Company and Keating Securities, dated October 5, 2007 (the “PAA”). Keating Securities subsequently distributed the warrants to its employees as follows:

Holder	Shares Underlying Warrants
Klar Lin	1,000
Justin Davis	5,000
Brett Green	5,000
Michael J. Keating	5,000
Ranjit P. Mankekar	5,000
Elizabeth Sklaroff	5,000
Steven J. Henricks	6,042
Kyle L. Rogers	9,378
Jeff L. Andrews	10,000
Margie L. Blackwell	10,000
Luca Toscani	20,000
Timothy J. Keating	50,000

Schedule 2.3

Company’s Required Consents from Governmental Entities

None.

Schedule 2.5

Changes since Company’s Balance Sheet Date

The Company is in the process of closing its office located in Sarasota, Florida. In connection therewith, the Company entered into a separation agreement and general release with three of the employees staffed at such office dated October 25, 2007 (the “Separation Agreements”). Pursuant to the Separation Agreements, each of the three employees was terminated effective October 31, 2007 and received one month of salary as a severance payment. Additionally, the Company granted to each of the three employees certain registration rights for their shares of Company Common Stock currently held by them. Each of the three employees currently owns 37,894 shares of Company Common Stock.

Pursuant to a Separation Agreement by and between the Company and Jonathan Shatz, the Company’s then-Chief Financial Officer, dated November 15, 2007, Mr. Shatz’s employment was terminated effective November 12, 2007.

Lease dated as of October 1, 2007 by and between 1515 Associates LTD and the Company pertaining to office space at 1515 South Federal Highway, Boca Raton, Florida 33432.

The Company issued a Grid Promissory Note, dated September 1, 2006 to John Barry III, pursuant to which the Company could borrow up to $1,000,000 (the “Barry III Grid Note”). Similarly, the Company issued a Grid Promissory Note, dated September 1, 2006 to John J. Barry IV, pursuant to which the Company could borrow up to $3,000,000 (the “Barry IV Grid Note” and together with the Barry III Grid Note, the “Grid Notes”). Each of the Grid Notes accrued interest at a rate of 10% per annum, and the principal amounts and all accrued interest under the Grid Notes were due on October 31, 2007. On October 31, 2007, the Company, John Barry III and John J. Barry IV entered into that certain Letter Agreement, pursuant to which the parties extended the terms of the Grid Notes to November 30, 2007. On November 20, 2007, pursuant to that certain Debt Repayment Confirmation Agreement by and among the Company, John Barry III and John J. Barry IV, the Company repaid the outstanding principal amounts under the Grid Notes, all accrued interest, reimbursable expenses and consideration for the extensions of the terms of the Grid Notes under the Letter Agreement. The Company paid John Barry III an aggregate of $391,126.50 and paid John J. Barry IV an aggregate of $108,873.50.

On October 5, 2007, the Company entered into the PAA with Keating Securities.

On October 19, 2007, the Company amended the Schedule of Services to that certain agreement by and between the Company and Bloomberg LP, dated October 28, 2005.

Investment Agreement by and among the Company and certain buyers (the “Buyers”), pursuant to which the Company sold 1,314,135 shares of Company Common Stock and warrants to purchase an aggregate of 657,111 shares of Company Common Stock an exercise price of $4.14 per share to the Buyers, dated October 19, 2007. Included in this issuance of Company Common Stock and warrants to purchase shares of Company Common Stock are the 120,840 shares of Company Common Stock and a warrant to acquire 60,420 shares of Company Common Stock at an exercise price of $4.14 per share and the 60,420 shares of Company Common Stock and a warrant to acquire 30,212 shares of Company Common Stock at an exercise price of $4.14 per share issued to the Neil V. Moody Revocable Trust and the Chris D. Moody Revocable Trust, respectively, as a result of the conversion of the Neil Moody Promissory Notes and the Chris Moody Promissory Notes.

Registration Rights Agreement by and among the Company and the Buyers, pursuant to which the Company has agreed to provide certain registration rights to the Buyers, dated October 19, 2007.

Lease dated as of October 1, 2007 by and between 1515 Associates LTD and the Company pertaining to office space at 1515 South Federal Highway, Boca Raton, Florida. The Balance Sheet as of September 30, 2007 does not reflect this Lease.

Lease by and between the Company and Executive Support Services, Inc. (“ESS”) pertaining to Suite 9 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated October 10, 2007. The Balance Sheet as of September 30, 2007 does not reflect this Lease.

Lease by and between the Company and ESS pertaining to Suite 8 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated November 13, 2007. The Balance Sheet as of September 30, 2007 does not reflect this Lease.

Lease by and between the Company and ESS pertaining to Suite 4 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated November 13, 2007. The Balance Sheet as of September 30, 2007 does not reflect this Lease.

Schedule 2.6

Company’s Material Obligations or Liabilities

William Bass, the President of Bonds.com, Inc., has deferred salary owed to him under his Employment Agreement for the period of May 1, 2007 through August 15, 2007 in the amount of approximately $41,667. In October 2007, Mr. Bass agreed to be paid in $5,000 increments on a monthly basis. As of the date of the Agreement, the amount owed to Mr. Bass under his Employment Agreement is $31,458.67.

Lease dated as of October 1, 2007 by and between 1515 Associates LTD and the Company pertaining to office space at 1515 South Federal Highway, Boca Raton, Florida.

Lease by and between the Company and Executive Support Services, Inc. (“ESS”) pertaining to Suite 9 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated October 10, 2007.

Lease by and between the Company and ESS pertaining to Suite 8 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated November 13, 2007.

Lease by and between the Company and ESS pertaining to Suite 4 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated November 13, 2007.

The Company issued a Grid Promissory Note, dated September 1, 2006 to John Barry III, pursuant to which the Company could borrow up to $1,000,000 (the “Barry III Grid Note”). Similarly, the Company issued a Grid Promissory Note, dated September 1, 2006 to John J. Barry IV, pursuant to which the Company could borrow up to $3,000,000 (the “Barry IV Grid Note” and together with the Barry III Grid Note, the “Grid Notes”). Each of the Grid Notes accrued interest at a rate of 10% per annum, and the principal amounts and all accrued interest under the Grid Notes were due on October 31, 2007. On October 31, 2007, the Company, John Barry III and John J. Barry IV entered into that certain Letter Agreement, pursuant to which the parties extended the terms of the Grid Notes to November 30, 2007. On November 20, 2007, pursuant to that certain Debt Repayment Confirmation Agreement by and among the Company, John Barry III and John J. Barry IV, the Company repaid the outstanding principal amounts under the Grid Notes, all accrued interest, reimbursable expenses and consideration for the extensions of the terms of the Grid Notes under the Letter Agreement. The Company paid John Barry III an aggregate of $391,126.50 and paid John J. Barry IV an aggregate of $108,873.50.

The Company is in the process of closing its office located in Sarasota, Florida. In connection therewith, the Company entered into a separation agreement and general release with three of the employees staffed at such office dated October 25, 2007 (the “Separation Agreements”). Pursuant to the Separation Agreements, each of the three employees was terminated effective October 31, 2007 and received one month of salary as a severance payment. Additionally, the Company granted to each of the three employees certain registration rights for their shares of Company Common Stock currently held by them. Each of the three employees currently owns 37,894 shares of Company Common Stock.

Schedule 2.7

Company’s Pending Litigation

Bonds Financial, Inc. and John Barry III v. Kestrel Technologies LLC a/ka/ Kestrel Technologies, Inc. (“Kestrel”) and Edward L. Bishop (the “Kestrel Matter”). The Company, along with John Barry III, one of its directors, commenced this action in the Supreme Court of the State of New York, County of New York, on or about August 15, 2006 alleging certain defaults and breaches by Kestrel and Mr. Bishop under: (i) a Master Professional Services Agreement by and between the Company and Kestrel, dated on or about December 27, 2005, as amended, along with the two Statement of Works thereunder (the “Master Agreement”) and (ii) a Revolving Credit Agreement by and between Kestrel and the Company, dated February 1, 2006 and the promissory note issued by Kestrel in the aggregate principal amount of $150,000 (the “RCA”). The Company is seeking damages of not less than $1,000,000 (plus prejudgment interest), punitive damages, $250,000 plus interest due to the Company under the RCA, attorneys’ fees, costs and expenses with respect to the Company’s claim for the $250,000 due to it under the RCA, and preliminary and permanent injunctive relief. On or about September 27, 2006, Kestrel filed a counterclaim against the Company seeking damages in the aggregate amount of $1,000,000 for the Company’s alleged breach of the Master Agreement, and a declaration that Kestrel has no further obligations under the Master Agreement. Pursuant to the Master Agreement, Kestrel was entitled to receive 15% of the outstanding equity of the Company. However, since Kestrel never performed under the Master Agreement, the Company did not issue such equity to Kestrel. Furthermore, Kestrel does not demand issuance of any equity as damages in its counterclaim. The Company filed a First Amended Complaint and Answer to Counterclaims, dated December 8, 2006. As of the date of the Agreement, the Company’s Second Amended Complaint and Answer to Counterclaims, dated August 16, 2007, is still pending before the Court.

Schedule 2.9

Company’s Authorizations

None.

Schedule 2.10

Company’s Real Property

Lease by and between 100 North Washington, LLC and the Company for premises located at 100 North Washington Blvd., Sarasota, Florida 34236, dated September 18, 2006.

Lease by and between the Company and 1515 Associates LTD pertaining to office space located at 1515 South Federal Highway, Boca Raton, Florida 33432, dated October 1, 2007.

Lease by and between the Company and Executive Support Services, Inc. (“ESS”) pertaining to Suite 9 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated October 10, 2007.

Lease by and between the Company and ESS pertaining to Suite 8 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated November 13, 2007.

Lease by and between the Company and ESS pertaining to Suite 4 located on the second floor of ESS’s space located at 1100 Fifth Avenue South #201, Naples, Florida 34102, dated November 13, 2007.

Sublease by and between the Company and Vitufilis Holdings, LLC pertaining to office space located at 1515 South Federal Highway, Suite 210, Boca Raton, Florida 33432, dated June 19, 2007. As of the date of the Agreement, it is the Company’s understanding that Vitufilis Holdings, LLC has defaulted on its prime lease for this office space, and the landlord has declared the sublease invalid. The Company is no longer occupying this space.

Schedule 2.11(a)

Company’s Royalties

Pursuant to the Software License Agreement and Software Maintenance Agreement, each by and between the Company and Decision Software, Inc. (“DSI”) and dated August 16, 2006 (the “DSI Agreements”), the Company is obligated to pay license fees. All license fees are payable to DSI at the end of each three month period.

Schedule 2.11(b)

Company’s Intellectual Property

The Company owns the domain name “Bonds.com” and claims right to the associated common-law trademark.

The Company entered into the DSI Agreements with DSI relating to the license, development and maintenance of a fixed income security trading platform, pursuant to which the Company received certain licenses to use technology and intellectual property developed and created by DSI.

License Agreement by and between the Company and Invodo, Inc., dated as of June 28, 2007.

License and Service Agreement by and between the Company and T3 Communications, dated February 21, 2007.

Licensing and Services Agreement by and between the Company and etv Media, Inc., dated February 26, 2007.

Services Agreement by and between the Company and FT Interactive Data Corporation effective as of January 1, 2007.

Mythics License and Service Agreement by and between the Company and Mythics, Inc., dated on or about November 27, 2006.

BT Radianz Commercial Order Form by and between the Company and BT Radianz, dated on or about September 11, 2006.

Reuters DataScope Real-Time Order Form by and between the Company and Reuters America LLC, dated October 27, 2006.

Master Communications Service Agreement by and between the Company and DayStar Communications, dated September 14, 2006.

Bloomberg Agreement by and between the Company and Bloomberg LP, dated on or about October 28, 2005, as updated with the Schedule of Services, dated October 19, 2007.

License Agreement by and between the Company and Econoday, dated August 1, 2006.

License Agreement by and between the Company and Briefing.com, dated August 25, 2006.

Service Order Agreement by and between the Company and XO Communications Services, Inc., dated June 27, 2007.

License Agreement by and between the Company and Valubond Securities Inc., effective as of February 19, 2007.

Master Agreement by and between the Company and Standard and Poor’s, dated April 27, 2007.

Schedule 2.12

Company’s Environmental Matters

None.

Schedule 2.14

Company’s Employee Benefit Plans

On August 15, 2006, the Company adopted the 2006 Equity Plan (the “Equity Plan”). The Company reserved up to 500,000 shares of Company Common Stock to be issued under the Equity Plan. On July 2, 2007, the Company granted an option to purchase 37,894 shares of Company Common Stock at an exercise price equal to $4.2817 to Brian Pittman pursuant to the Equity Plan. See Schedule 2.2.

Schedule 2.16

Company’s Interested Party Transactions

On February 2, 2006, John Barry III, a director of the Company, loaned the Company $250,000 and the Company, in consideration thereof, issued a promissory note in the principal amount of $250,000 to Mr. Barry (the “Barry III Note”). Separately, under the Revolving Credit Agreement dated February 1, 2006 by and between the Company and Kestrel, Kestrel issued to the Company a promissory note in the principal amount of $250,000 (the “Kestrel Note”) and a warrant to purchase 250,000 shares of common stock of Kestrel (together with the Kestrel Note, the “Kestrel Securities”). Thereafter, pursuant to the Assignment Agreement by and between the Company and Mr. Barry, dated May 1, 2006 (the “Assignment Agreement”), the Company assigned its rights, title and interests in the Kestrel Securities to Mr. Barry as complete satisfaction and in consideration for the cancellation of the Barry III Note. Under the terms of the Assignment Agreement, in the event that neither Kestrel nor Edward L. Bishop III, the guarantor of the Kestrel Note, is able to fully satisfy their obligations under the Kestrel Note, the Company agrees to satisfy such outstanding financial obligations.

From July 2007 through September 2007, the Company issued four Promissory Notes to The Christopher D. Moody Rev. Trust, of which Christopher D. Moody is the sole trustee. The aggregate principal amount of the Notes is $650,000 and interest on each of the Notes accrues at a rate equal to 12% per annum, compounded annually. The four Promissory Notes mature at various times between June 2008 and July 2008.

Schedule 2.17

Company’s Insurance

General Commercial Liability Insurance Coverage of up to $1,000,000 with Safeco Insurance for the premises located at 1515 South Federal Highway, Boca Raton, Florida 33432.

General Commercial Liability Insurance Coverage of up to $1,000,000 with Safeco Insurance for the premises located at 100 North Washington Blvd., Sarasota, Florida 34236.

The predecessor of Bonds.com, Inc. has a surety bond for its broker-dealer activities.

Schedule 2.20

Company’s Brokers’ and Finders’ Fees

None.

Schedule 4.3

Outstanding Options and Warrants

See Schedule 2.2.

Schedule 4.12

New Officers and Directors

Name	Position
John J. Barry IV	President, Chief Executive Officer and Chairman
William M. Bass	Executive Vice President, Secretary and Director
John J. Barry III	Director
Christopher Moody	Director
Kevin R. Keating	Director

PARENT DISCLOSURE SCHEDULES

PARENT DISCLOSURE SCHEDULE

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of December 21, 2007, by and among IPORUSSIA, Inc., a Delaware corporation (“Parent”), Bonds.com Holdings Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Bonds.com Holdings, Inc., a Delaware corporation (“Company”), Parent hereby provides to Company this Disclosure Schedule. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Any item included on this Disclosure Schedule with respect to any subsection of the Agreement shall be deemed to relate to each other subsection of the Agreement to the extent such relationship is reasonably apparent. Nothing in this Disclosure Schedule is intended to expand or diminish (other than as an exception to a representation or warranty of Parent contained in the Agreement) or to create any covenant on the part of Parent or Merger Sub. Inclusion of any item in this Disclosure Schedule (i) except to the extent expressly stated in this Disclosure Schedule, does not represent a determination by Parent that such item is “material,” nor shall it be deemed to establish a standard of materiality; (ii) does not represent a determination by Parent that such item did not arise in the ordinary course of business and (iii) shall not constitute, or be deemed to be, an admission to any party concerning any item set forth herein. To the extent that this Disclosure Schedule provides descriptions or summaries of documents or instruments, such descriptions or summaries are not necessarily complete but are meant to identify certain documents and instruments which may be reviewed by Company for their complete terms and contents.

The information included herein is disclosed confidentially, and the recipients agree by their receipt thereof that it shall be held subject to the obligations of confidentiality contained in the Agreement. Such information shall not be used for any purposes except in furtherance of the specific transactions contemplated by the Agreement.

Schedule 1.3

Third Party Consents

None.

Schedule 3.1

Parent Ownership of Equity or Other Interests in Corporations, Committee Charters and Codes of Conduct

Interests in Other Entities

None

Charters and Policies

None.

Schedule 3.2

Warrant and Convertible Securities

Warrants and Convertible Securities Outstanding as of December 21, 2007

Interest	Held By	Quantity	Exercise Price	Expiration
IPORUSSIA Common Stock Underwriter Warrants	Windham Securities, Inc.	70,000 Shares	$1.32	12/13/09

Schedule 3.8

Litigation

None.

Schedule 3.10

Environmental Matters

None.

Schedule 3.11

Property

Parent currently neither owns nor leases any property. As of December 2007, Parent maintains its principal executive offices at 936A Beachland Boulevard, Suite 13, Vero Beach, Florida 32963, at the offices of Kevin Keating.

Schedule 3.14

Employee Benefit Plans

None.

Schedule 3.17

Insurance

None.